PRICING SUPPLEMENT DATED: JUNE 25, 2003                          Rule 424(b)(3)
---------------------------------------                     File No. 333-105098
(To Prospectus Supplement and Prospectus dated
June 3, 2003)
Pricing Supplement Number:  10049


                           Merrill Lynch & Co., Inc.
                           Merrill Lynch CoreNotes(SM)
                                 ____________

        Investing in the notes involves risks that are described in the "Risk
Factors" section of the accompanying Prospectus Supplement.
Aggregate Principal Amount...........    $48,830,000

Stated Maturity Date.................    June 15, 2011

Issue Price..........................    100% of the principal amount

Original Issue Date..................    June 27, 2003

Interest Calculation.................    Floating Rate/Fixed Rate

Day Count Convention.................    Actual/Actual

Interest Rate Basis..................    From the Original Issue Date to but excluding the
                                         immediately succeeding Interest Payment Date, the
                                         Notes will bear interest at the rate of 1.63% per
                                         annum.  Thereafter, from and including September 17,
                                         2003 to but excluding June 20, 2007, the Notes will
                                         bear interest at the Treasury Rate plus the Spread.
                                         From and including June 20, 2007 to but excluding the
                                         maturity date, the notes will bear interest at the
                                         Fixed Interest Rate.

Index Maturity.......................    3 months

Spread...............................    +0.80%

Fixed Interest Rate..................    5.20% per annum.

Initial Interest Rate................    1.63%

Maximum Interest Rate................    Not Applicable.

Minimum Interest Rate................    Not Applicable.

Interest Payment Dates...............    Quarterly, on the third Wednesday of March, June,
                                         September and December of each year, commencing
                                         September 17, 2003 and at maturity.

Interest Reset Dates.................    Quarterly, on the third Wednesday of March, June,
                                         September and December of each year, commencing
                                         September 17, 2003 and ending on March 21, 2007.

Redemption Date......................    The notes are redeemable at the option of Merrill
                                         Lynch & Co., Inc. ("ML&Co."), in whole but not in
                                         part, on any Interest Payment Date beginning June 20,
                                         2007 through and including the maturity date (the day
                                         on which the redemption occurs being the "Redemption
                                         Date"), at a redemption price equal to 100% of the
                                         principal amount, together with accrued but unpaid
                                         interest to but excluding the Redemption Date.  ML&Co.
                                         will give written notice of the redemption to
                                         registered holders of the notes not more than 60 nor
                                         less than 30 calendar days prior to the Redemption
                                         Date.



                                     PS-1

Survivor's Option....................    Yes.

CUSIP Number.........................    5901M0CT4

Form of Notes........................    Book-entry.

Denominations........................    The notes will be issued and
                                         sold in denominations of $1,000 and
                                         integral multiples of $1,000 in
                                         excess thereof.

Trustee..............................    JPMorgan Chase Bank

Calculation Agent....................    Merrill Lynch, Pierce, Fenner & Smith Incorporated
                                         ("MLPF&S")

                                         All determinations made by the
                                         calculation agent will be at the sole
                                         discretion of the calculation agent
                                         and, absent manifest error, will be
                                         conclusive for all purposes and
                                         binding on ML&Co. and beneficial
                                         owners of the notes.

                                         All percentages resulting from any
                                         calculation on the notes will be
                                         rounded to the nearest one
                                         hundred-thousandth of a percentage
                                         point, with five one-millionths of a
                                         percentage point rounded upwards,
                                         e.g., 9.876545% (or .09876545) would
                                         be rounded to 9.87655% (or .0987655).
                                         All dollar amounts used in or
                                         resulting from this calculation will
                                         be rounded to the nearest cent with
                                         one-half cent being rounded upwards.

Proceeds to ML&Co....................    $48,170,795

Purchasing Agent.....................    MLPF&S

Purchasing Agent's Discount..........    $659,205


                     UNITED STATES FEDERAL INCOME TAXATION

          Under the OID Regulations (as defined in the accompanying Prospectus Supplement), the notes will be treated as providing for stated interest at a single qualified floating rate (i.e., the Treasury Rate plus the Spread) followed by a single fixed rate (i.e., the Fixed Interest Rate). As a result, the notes will constitute variable rate debt instruments, within the meaning of the OID Regulations. In general, under the OID Regulations, a debt instrument that qualifies as a "variable rate debt instrument" and that provides for stated interest at one or more qualified floating rates and at a single fixed rate will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the debt instrument. The OID Regulations generally require that such a debt instrument be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate provided for under the terms of the debt instrument with a fixed rate equal to the value of the qualified floating rate as of the debt instrument's issue date. In addition, the fixed rate is initially converted into a qualified floating rate. The qualified floating rate that replaces the fixed rate must be such that the fair market value of the debt instrument as of the debt instrument's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate rather than the fixed rate. Subsequent to converting the fixed rate into a qualified floating rate, the debt instrument is then converted into an "equivalent" fixed rate debt instrument in the manner described in the section entitled "United States Federal Income Taxation--U.S. Holders--Original Issue Discount." in the accompanying Prospectus Supplement.

          Once the debt instrument is converted into an "equivalent" fixed rate debt instrument, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the debt instrument will account for such original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. Each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the debt instrument during the accrual period.

          As a result of the application of the foregoing rules and based upon current market valuations, ML&Co. believes that the notes will not be treated as having been issued with original issue discount for United States federal income tax purposes.

          Prospective investors should consult the summary describing the principal U.S. federal income tax consequences of the ownership and disposition of the notes contained in the section entitled "United States Federal Income Taxation" in the accompanying Prospectus Supplement.






                                     PS-3